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                                                                   EXHIBIT 11.1

                             CERUS CORPORATION
            STATEMENT REGARDING COMPUTATION OF NET LOSS PER SHARE
                    (in thousands, except per share data)

                                                                       December 31,                            June 30,
                                                                       ------------                            --------
                                                        1993             1994            1995            1995            1996
                                                        ----             ----            ----            ----            ----
Net loss........................................     $(3,515,486)    $(1,800,089)    $(2,360,321)    $(2,620,900)    $(4,157,531)
                                                     ===========     ===========     ===========     ===========     ===========
Shares used in net loss per share computation:
  Weighted average shares of common stock
    outstanding.................................       1,014,000         982,273         963,507         962,458         964,555
  Shares related to Staff Accounting Bulletin
    Topic 4D:
    Common stock(1).............................         330,100         330,100         330,100         330,100         330,100
    Common stock options(2).....................         195,169         195,169         195,169         195,169         195,169
    Preferred stock(3)..........................         380,953         380,953         380,953         380,953         380,953
                                                     -----------     -----------     -----------     -----------     -----------
                                                         906,222         906,222         906,222         906,222         906,222
Shares used in net loss per share computation...       1,920,222       1,888,495       1,869,729       1,868,680       1,870,777
                                                     ===========     ===========     ===========     ===========     ===========
Net loss per share..............................     $     (1.83)    $     (0.95)    $     (1.26)    $     (1.40)    $     (2.22)
                                                     ===========     ===========     ===========     ===========     ===========
Calculation of shares outstanding for computing
  pro forma net loss per share:
  Shares used in computing historical net loss
    per share (from above): ....................                                       1,869,729                       1,870,777
  Adjustment to reflect the effect of the
    assumed conversion of convertible preferred
    stock from the date of issuance(4): ........                                       2,444,316                       2,620,677
                                                                                     -----------                     -----------
Shares used in computing pro forma net loss
  per share.....................................                                       4,314,045                       4,491,454
                                                                                     ===========                     ===========
Pro forma net loss per share....................                                     $     (0.55)                    $     (0.93)
                                                                                     ===========                     ===========

(1) Net additional outstanding shares assuming common shares issued after July 31, 1995 were issued and outstanding in all prior periods and the proceeds were applied to repurchase shares at the estimated initial public offering price per share.

(2) Net additional outstanding shares from stock options granted after July 31, 1995 assuming exercise of options and repurchase of shares at the estimated initial public offering price per share.

(3) Series E preferred stock issued in April 1996 and July 1996 (convertible into common stock) and assumes shares are outstanding in all prior periods.

(4) Preferred stock issued before July 31, 1995 (convertible into common stock).